EXHIBIT 99.1
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                     MACHULAK, ROBERTSON & SODOS, S.C.
                  A Limited Liability Service Corporation

MILWAUKEE OFFICE                                          BROOKFIELD OFFICE
----------------                                          -----------------

JOHN E. MACHULAK - Court Commissioner                            Of Counsel
SUSAN R. ROBERTSON                                             SIDNEY SODOS
EUGENE BYKHOVSKY                                         SIDNEY SODOS, S.C.
HARVEY HELD
1733 NORTH FARWELL AVENUE                         TELEPHONE: (262) 785-5500
MILWAUKEE, WISCONSIN   53202                            FAX: (262) 785-1100
TELEPHONE: (414) 271-0760
FAX: (414) 271-6363


November 17, 2011

Via Email
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Professor Emmanuel Gaillard, President
Professor Michael C. Pryles
Professor Christoph Schreuer
c/o Mr. Marco Tulio Montanes-Rumayor
Secretary of the Ad Hoc Committee
ICSID
1818 H Street, NW
MSN U3-301
Washington, D.C.  20433

     Re:  Commerce Group Corp. and San Sebastian Gold Mines, Inc.
          v. Republic of El Salvador
          ICSID Case No. ARB/09/17

Dear Sirs:

In response to Mr. Montanes-Rumayor's letter of October 24, 2011, regarding the request for an advance of U.S. $150,000 for expenses in this case, I am writing to you on behalf of Commerce Group Corp. and San Sebastian Gold Mines, Inc. ("Commerce" and "San Sebastian"). Mr. Montanes-Rumayor's initial request was made on August 17, 2011. While Commerce and San Sebastian are actively engaged in efforts to satisfy this request, with great regret I am advising you that they are unable to pay the requested advance at this time.

I have had several telephone conversations with Mr. Montanes-Rumayor regarding this matter and have tried to keep him abreast of developments. However, I want to make certain that the ad hoc committee is also aware of the current situation, which I hope to fairly summarize in this letter.

Commerce and San Sebastian filed their submission for an annulment on July 11, 2011. Both before and afterwards, they have been continually engaged in efforts to obtain the resources required to pursue an annulment of an award that they believe is very unjust. Historically, Commerce and San Sebastian were engaged in exploration and production of gold and other precious metals in the country of El Salvador since 1968, interrupted by El Salvador's civil war

Professor Emmanuel Gaillard, President
Professor Michael C. Pryles
Professor Christoph Schreuer
November 17, 2011
Page 2



between 1978 and 1987. In 2006 the Republic of El Salvador declared a country-wide moratorium on precious metal mining and revoked the companies' permits for both production and exploration. As a result of the moratorium, Commerce and San Sebastian were unable to obtain revenue from the production of gold or to develop their business.

After efforts to resolve this situation with the Republic of El Salvador failed, on July 2, 2009, Commerce and San Sebastian filed a Notice of Arbitration under CAFTA-DR and the Foreign Investment Law of El Salvador. The expense of these proceedings strained the resources of Commerce and San Sebastian, but they persisted largely with the help of investors. On March 14, 2011, the Arbitration Tribunal dismissed their notice of arbitration on jurisdictional grounds, which are now being challenged.

Afterward, Commerce and San Sebastian sought to muster their resources and move forward. However, a number of events have not only been financially damaging, but also, have been very discouraging to investors.

On March 31, 2011, I sent the enclosed letter to the indicated ministries in the Republic of El Salvador. One object of writing was to obtain the $55,052.95 surplus from the payments that Commerce and San Sebastian had on deposit for their IVA tax plus the security deposit in the amount of $14,723.07 that Commerce and San Sebastian had on property owned by the government and leased by Commerce and San Sebastian. Commerce and San Sebastian never received the requested deposits from the Republic of El Salvador, nor did I receive a response to my letter of March 31, 2011.

Commerce and San Sebastian had substantial real and personal property in the Republic of El Salvador. In the last few weeks, Commerce and San Sebastian were advised that their mining equipment at the San Sebastian Gold Mine site was stolen and sold for scrap. Commerce and San Sebastian have information that this equipment, which cost well over $200,000 (not including accessories and the cost of transporting and installing it at the San Sebastian Gold Mine) was sold for $50,000 or less. This was reported to the National Civil Police of La Union in the Republic of El Salvador, and apparently, an investigation was conducted on November 11, 2011. Before this occurred, threats were made to the companies' representatives who reside in the Republic of El Salvador and who were trying to do their best to monitor the situation. They have been intimidated, called into question for remaining loyal to Commerce and San Sebastian, and have even been prevented from entering the mine site.

Commerce and San Sebastian have also learned that in the last few weeks, there has been aggressive, unauthorized mining at its San Sebastian site. Commerce and San Sebastian have reports that as many as 500 local individuals moved equipment to the site to conduct an unauthorized mining operation. The police have been contacted on this. However, from 2006 forward, there has been continuous unauthorized mining at the San Sebastian, while the

Professor Emmanuel Gaillard, President
Professor Michael C. Pryles
Professor Christoph Schreuer
November 17, 2011
Page 3



moratorium on mining precluded Commerce and San Sebastian from conducting any mining activity.

I realize justice does not come without a cost, but respectfully submit that Commerce and San Sebastian have been and are continuing to do their
best to satisfy the financial requirements of the ICSID.   Commerce and
San Sebastian would certainly authorize the Republic of El Salvador to send to the ICSID the $55,052.95 surplus and the $14,723.07 described above.

Commerce and San Sebastian understand that under the rules if they cannot make the advance payment required by the ICSID, these proceedings can be suspended. If the Committee suspends these proceedings, Commerce and San Sebastian pledge that they will continue to do whatever is possible to muster the resources needed to put these proceedings back on track. However, as matters stand, Commerce and San Sebastian are unable to wire the requested payment.

Thank you for your kind consideration.

Respectfully yours,

/s/ John E. Machulak

John E. Machulak
Milwaukee Office
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JEM:emk
enclosure
cc:  Mr. Luis Parada
     Derek Smith, Esq.